FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

GOOD HARBOR FINANCIAL, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of Novemeber 28, 2018 between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Good Harbor Financial, LLC, a Delaware limited liability company (the “Adviser”) located at 330 E Main Street, 3rd Floor, Barrington, IL 60010 .

RECITALS:

WHEREAS, the parties previously entered into an Investment Advisory Agreements between Northern Lights Fund Trust III and the Adviser, dated as of February 12, 2014 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual adivosry fee as a percentage of net assest of the Leland Real Asset Opportunities Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Leland Real Asset Opportunities Fund	0.90%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

GOOD HARBOR FINANCIAL, LLC

By: /s/ David Armstrong

Name: David Armstrong

Title: Portfolio Manager / Partner